EXHIBIT 99.1
HELIX BIOMEDIX NAMES LORI H. BUSH AS CHIEF OPERATING OFFICER
BOTHELL, Wash., September 23, 2006 — Helix BioMedix, Inc. (OTC Bulletin Board: HXBM) today announced that Lori H. Bush, a 25-year veteran of the medical and consumer health and beauty industries, has been named Chief Operating Officer, a new position at the Company. Her focus will be the commercialization of the Helix BioMedix portfolio of cosmeceutical and pharmaceutical peptide technologies.
Prior to joining Helix BioMedix, Ms. Bush was President of Nu Skin, the $500 million personal care products division of Nu Skin Enterprises. In this role, Ms. Bush acted as a global spokesperson for their multi-national, direct-sales brand while leading their marketing, operations, and research and development functions. As a member of their executive committee, Ms. Bush was instrumental in developing Nu Skin Enterprises’ growth strategy while strengthening core competencies in the areas of marketing and product development. She continues to chair Nu Skin’s Professional Advisory Board. From 1993 to 2000, Ms. Bush held several leadership positions within the skin care franchise of the Johnson & Johnson Consumer Products Companies. As Worldwide Executive Director, Skin Care Ventures, Ms. Bush launched an incubator initiative in support of Johnson & Johnson’s portfolio of skin care brands. The mandate of this initiative was the identification, assessment and development of new product and business opportunities. She also held the position of Vice President, Professional Marketing for Neutrogena for the first five years of her tenure with Johnson & Johnson.
“The commercialization of our skin care peptides is the single highest priority facing Helix BioMedix at present,” according to R. Stephen Beatty, President and Chief Executive Officer. “As a company, we welcome the seasoned leadership that Lori will bring to our efforts in that area, and we expect that her industry relationships and prior successes in the skin care marketplace will help us aggressively accelerate our product and partnership initiatives. We are delighted that Lori has decided to join the company.”
“During the past two decades, I have witnessed remarkable evolution in the skin care industry as skin care professionals and consumers have both come to embrace the possibilities associated with advanced ingredients in topically-applied products. The demand for further advancements in this area is not in any way slowing down”, commented Bush. “The more we understand the science of skin, the more important peptides will become in our arsenal of therapies to keep skin looking youthful and healthy. That is why I believe Helix BioMedix is ideally positioned to pave the way for next generation advancement with their technology know-how and their library of peptides. There is enormous promise in the area of peptide technology and, as of today, the skin care industry has a relatively undeveloped perspective on this emerging area of skin science. The research efforts of Helix BioMedix have greatly expanded the understanding, appreciation and application of peptides in skin care. Helix BioMedix has identified peptides with the potential to address acne, aging, inflammation, and a number of other important skin care indications. I am looking forward to being part of this dynamic company in fulfilling their mission to bring science-driven skin care innovation to the marketplace.”
About Helix BioMedix
Helix BioMedix, Inc. is a biopharmaceutical company that has a portfolio of issued patents that covers six distinct classes of peptides, covering over 1 million unique peptide sequences. The company’s mission is to become the industry leader in developing and commercializing small proteins known as bioactive peptides. The antimicrobial and wound healing properties of these peptides qualify them for inclusion in a wide range of both pharmaceutical and consumer products. The company is currently focused on the development of selected peptides as topical anti-infectives and in wound healing. Non-pharmaceutical applications being pursued by Helix BioMedix include adjuvants for cosmetics/cosmeceuticals, personal care, plant health, animal health and wide-spectrum biocides. More information about the company and its proprietary peptides can be found on the company’s website at www.helixbiomedix.com.
Important Notice
This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding activities, events or developments that the company expects, believes or anticipates may occur in the future, including statements related to our potential growth, product development and commercialization and revenue. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the company’s ability to successfully raise additional capital, enter into revenue generating license agreements, continue its research and development efforts, including pre-clinical and clinical studies, and general economic conditions. Additional assumptions, risks and uncertainties are described in detail in our reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. Readers are cautioned that such forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. The company undertakes no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.
Investor Relations Contact:
Cameron Associates
Alison Ziegler, 212-554-5469
alison@cameronassoc.com
Company Contact:
David Kirske, CFO
425-402-8400
dkirske@helixbiomedix.com
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